Exhibit 99.1

Athenex Announces a Reverse Stock Split

BUFFALO, N.Y., February 14, 2023 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that it will effect a 1-for-20 reverse stock split of its issued common stock, effective at 12:01 a.m. Eastern Time on February 15, 2023. Beginning tomorrow, February 15, 2023, the Company’s common stock will trade on a split-adjusted basis.

At the Company’s Special Meeting of Stockholders held on November 22, 2022, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s common stock, at a ratio within the range of 1-for-5 to 1-for-20, as determined by the Company’s Board of Directors. The Board of Directors approved a 1-for-20 reverse split ratio, and on February 13, 2023, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the reverse stock split effective as of February 15, 2023.

The Company’s Board of Directors implemented the reverse stock split with the objective of regaining compliance with the $1.00 minimum bid price requirement of The Nasdaq Global Select Market. The Company has until March 14, 2023 to comply with this requirement. To evidence compliance with this requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days by March 14, 2023.

The Company’s shares of common stock will continue to trade on The Nasdaq Global Select Market under the symbol “ATNX.” The new CUSIP number for the Company’s common stock post-reverse stock split is 04685N202.

As a result of the reverse stock split, every 20 shares of the Company’s common stock will automatically be combined into one share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company’s equity. Any fraction of a share of common stock that would be created as a result of the reverse stock split will be rounded up to the next whole share. There will be a corresponding reduction in the total number of authorized shares of common stock in proportion to the reduction of the issued shares.

As of the effective date of the reverse stock split, the number of shares of common stock available for issuance under the Company’s equity incentive plans and issuable pursuant to equity awards and warrants outstanding immediately prior to the reverse stock split will be proportionately adjusted by the reverse stock split. The exercise prices of the Company’s outstanding options and warrants will be adjusted in accordance with their respective terms.

The Company’s transfer agent, Computershare, Inc., is acting as the exchange agent for the reverse stock split and will provide instructions to stockholders regarding the process for exchanging their pre-split shares for post-split shares for shares held in certificate form. Shareholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Additional information regarding the reverse stock split is available on the Form 8-K filed today, as well as in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 11, 2022, a copy of which is available at www.sec.gov and on the Company’s website.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “mission,” “plan,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to timely implement the reverse stock split, the success of the reverse stock split, and the Company’s ability to regain compliance with the Nasdaq Listing standards, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website here or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Daniel Lang, MD Athenex, Inc. Email: danlang@athenex.com